Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (Nos. 333-18797, 333-18803, 333-110327, 333-133556 and 333-139553) of NCR Corporation of our report dated March 1, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating guarantor information described in Note 17 as to which the date is March 26, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8‑K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 26, 2013